AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2017

REGISTRATION NO. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3041398
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

200 International Circle, Suite 3500

Hunt Valley, Maryland 21030

(410) 427-1700

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

C. Taylor Pickett

Chief Executive Officer

Omega Healthcare Investors, Inc.

200 International Circle, Suite 3500

Hunt Valley, Maryland 21030

(410) 427-1700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of communications to:

Eliot Robinson

Terrence Childers

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3488

(404) 572-6600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one:)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.10 par value	17,500,000	$30.43	$532,525,000.00	$61,719.65

(1)	Pursuant to Rule 416(a), the amount of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, dividend or other change in the capitalization of the registrant.
(2)	Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the offering price and registration fee are computed on the basis of the average high and low prices of the common stock of the registrant, as reported on the New York Stock Exchange on December 28, 2016.

PROSPECTUS

OMEGA HEALTHCARE INVESTORS, INC.

Dividend Reinvestment and Common Stock Purchase Plan

Omega Healthcare Investors, Inc. is offering shares of its common stock through its Dividend Reinvestment and Common Stock Purchase Plan, which we refer to as the Plan. Please read this prospectus carefully, and keep it and any future investment statements for your reference. If you have any questions about the Plan, please contact Computershare Trust Company, N.A., the Plan Administrator, toll free at 1-800-368-5948 or go to www.computershare.com/investor.

The Plan has two components: a dividend reinvestment component and a direct share purchase component. The dividend reinvestment component provides our stockholders with an easy and economical way to designate all or any portion of the cash distributions, which we also refer to as dividends, on our shares of common stock, par value $0.10 per share, for reinvestment in additional common shares. The direct share purchase component permits our existing stockholders and new investors to purchase our common shares in an economical and convenient manner.

This prospectus relates to an aggregate of 17,500,000 common shares to be offered for purchase under the Plan. Our common shares are traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “OHI.” The closing price of our common stock as reported by the NYSE on January 3, 2017 was $31.95 per share.

With respect to the Plan, you can:

•	enroll in the Plan even if you are not a current Omega stockholder;

•	purchase shares through the Plan without paying brokerage commissions on newly issued shares;

•	automatically reinvest all or any portion of your cash dividends in additional common shares at a discount ranging from 0% to 3%, as determined at our discretion;

•	as a new investor, make an initial purchase of up to $10,000 of our common shares, with a minimum initial investment of $250;

•	as an existing Plan participant, purchase up to $10,000 of our common shares per month, with a minimum investment of $50 per month;

•	purchase in excess of $10,000 of our common shares, subject to our approval, at a discount ranging from 0% to 3%, as determined at our discretion;

•	authorize recurring automatic monthly investments, or one-time online bank debit, in our common shares; and

•	own and transfer your shares without holding or delivering physical certificates.

To ensure that we continue to qualify as a real estate investment trust, which we refer to as a REIT, for federal income tax purposes, no stockholder may own more than 9.8% (in value or number) of the outstanding shares of any class or series of our common shares or preferred shares.

Investing in our common stock involves risks. See the “Risk Factors” section on page 3 of this prospectus. Before buying our securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission, which we refer to as the SEC, which is incorporated by reference in this prospectus. See “Available Information.”

Neither the SEC nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2017.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus and any prospectus supplement, or to make representations as to matters not stated in this prospectus and any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus or any prospectus supplement at any time does not create an implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

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The Plan supersedes and replaces our Dividend Reinvestment and Common Stock Purchase Plan, dated March 4, 2013, which we refer to as the Prior Plan. All participants in the Prior Plan will be automatically enrolled in the Plan. If you are a participant in the Prior Plan and after reviewing this prospectus, you do not wish to be enrolled in the Plan, please contact the Plan Administrator.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained or incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete. If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit for a complete description.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company,” “Omega,” “we,” “us,” “our” or similar references mean Omega Healthcare Investors, Inc., a Maryland corporation, and its subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference”* in this prospectus the information we file with the SEC, which means that

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the SEC on May 6, 2016, August 5, 2016 and November 8, 2016, respectively;

•	Current Reports on Form 8-K filed with the SEC on January 8, 2016, February 3, 2016, February 10, 2016, March 23, 2016, May 4, 2016, June 13, 2016, June 30, 2016, July 5, 2016, July 12, 2016, August 2, 2016 and October 31, 2016;

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 4, 1992, and any amendments or reports filed for the purpose of updating that description; and

•	our Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on June 9, 2016 and filed with the SEC on April 25, 2016.

* We are not incorporating and will not incorporate by reference into this prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of our securities as described in this prospectus will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Through February, 2017:	Effective March, 2017:
Omega Healthcare Investors, Inc.	Omega Healthcare Investors, Inc.
200 International Circle	303 International Circle
Suite 3500	Suite 200
Hunt Valley, MD 21030	Hunt Valley, MD 21030
Attn: Thomas H. Peterson, Investor Relations	Attn: Thomas H. Peterson, Investor Relations
(410) 427-1700	(410) 427-1700

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CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements under “Risk Factors” and elsewhere in this prospectus regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct. Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included or incorporated in this prospectus. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus.

There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements. These factors include, without limitation:

•	those items discussed under “Risk Factors” herein and under “Risk Factors” in Item 1A to our annual reports on Form 10-K and as supplemented from time-to-time in Part II, Item 1A to our quarterly reports on Form 10-Q;

•	uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels;

•	the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors’ obligations;

•	our ability to sell closed or foreclosed assets on a timely basis and on the terms that allow us to realize the carrying value of these assets;

•	our ability to manage, re-lease or sell any owned and operated facilities;

•	the availability and cost of capital;

•	changes in our credit ratings and the ratings of our debt securities;

•	competition in the financing of healthcare facilities;

•	regulatory and other changes in the healthcare sector;

•	changes in the financial position of our operators;

•	the effect of economic and market conditions generally and, particularly, in the healthcare industry;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting real estate investment trusts, or REITs; and

•	our ability to maintain our status as a REIT.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on any of our behalf, are expressly qualified by the cautionary statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date on the cover page of this prospectus.

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RISK FACTORS

Investing in our common shares involves risk. See Questions 35 and 36 beginning on page 16 of this prospectus. Before choosing to participate in the Plan and acquiring any of our common shares offered pursuant to this prospectus, you should carefully consider the risks of an investment in the Company set forth under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and updated in our Quarterly Reports on Form 10-Q, which reports are incorporated herein by reference. In the future, you should also carefully consider the disclosures relating to the risks of an investment in the Company contained in the reports or documents we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, which reports and documents will deemed to be incorporated by reference into this prospectus upon their filing. See “Incorporation of Certain Information by Reference” and “Cautionary Disclosure Regarding Forward-Looking Statements.”

The risks and uncertainties described in the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties of which we are presently unaware or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, the value of our common shares could decline significantly, and you may lose part or all of your investment.

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THE COMPANY

We are a self-administered real estate investment trust, which we refer to as a REIT, investing in income-producing healthcare facilities, principally long-term care facilities, located in the United States and the United Kingdom. Our core business is to provide financing and capital to the long-term healthcare industry with a particular focus on skilled nursing facilities, which we refer to as SNFs, and, to a lesser extent, assisted living facilities, which we refer to as ALFs, and independent living facilities and rehabilitation and acute care facilities, which we refer to as specialty facilities.

We are structured as an umbrella partnership real estate investment trust, which we refer to as an UPREIT. Accordingly, substantially all of our assets are held by OHI Healthcare Properties Limited Partnership, an operating partnership that is a subsidiary of Omega, which we refer to as the Operating Partnership. Omega and a wholly-owned subsidiary of Omega are the general partners of the Operating Partnership and have exclusive control over the Operating Partnership’s day-to-day management. As of September 30, 2016, we owned approximately 96% of the issued and outstanding units of partnership interest of the Operating Partnership, and investors owned approximately 4% of the units.

As of September 30, 2016, our portfolio of real estate investments consisted of 1,014 healthcare facilities, located in 42 states and the United Kingdom and operated by 81 third party operators. We use the term “operator” to refer to our tenants and mortgagees and their affiliates which manage and/or operate our properties. Our portfolio is made up of:

•	816 SNFs, 101 ALFs, 16 specialty facilities, one medical office building;

•	Fixed rate mortgages on 44 SNFs and two ALFs; and

•	34 facilities that are closed/held-for-sale.

As of September 30, 2016, our gross investment in our portfolio of investments, net of impairments and before reserve for uncollectible loans, totaled approximately $8.9 billion, with approximately 99% of our real estate investments related to long-term healthcare facilities. As of September 30, 2016, we also held miscellaneous investments of approximately $277.3 million, consisting primarily of secured loans to third-party operators of our facilities.

CORPORATE INFORMATION

We were incorporated in the State of Maryland on March 31, 1992. Our principal executive offices through February, 2017 are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030 and effective March, 2017 are located at 303 International Circle, Suite 200, Hunt Valley Maryland 21030, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in documents on file with the SEC and incorporated by reference in this prospectus. See “Incorporation of Documents by Reference” and “Available Information.”

Our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are accessible free of charge on our website at www.omegahealthcare.com. Information on our website does not constitute part of this prospectus.

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INFORMATION ABOUT THE PLAN

The following questions and answers describe the terms of our Dividend Reinvestment and Common Stock Purchase Plan and explain how the Plan operates. We sometimes refer to our current stockholders and new investors who participate in the Plan as participants.

1.	What is the purpose of the Plan?

The Plan is a convenient and economical means for existing and new investors to invest in our common shares. Participants in the Plan may (a) elect to have all or any portion of their cash dividends automatically reinvested in our common shares and (b) make optional cash investments in our common shares.

The primary purpose of the Plan is to provide our long-term investors with an ability to increase their investment in our common shares. We may also use the Plan to raise additional capital through the direct sale of our common shares to existing or new investors.

The Plan is administered by Computershare Trust Company, N.A., which we refer to as Computershare or the Plan Administrator. Participation in the Plan is voluntary, and we give no advice regarding your decision to participate in the Plan. However, if you decide to participate, you may join the Plan through the Plan Administrator’s website at www.computershare.com/investor, or by completing and signing an Enrollment Form and returning it to the Plan Administrator at the address provided below (see Question 8).

2.	What options are available under the Plan?

If you are an existing stockholder and elect to participate in the Plan, you may elect to have cash dividends on all or any portion of our common shares held by you automatically reinvested in additional common shares. We may establish a discount ranging from 0% to 3% with respect to shares purchased with reinvested dividends.

If you are a new investor, you may make an initial investment through the Plan, subject to a minimum investment of $250 and a maximum investment of $10,000. As a participant in the Plan, you may also make optional cash investments through the Plan, subject to a minimum investment of $50 per month and a maximum investment of $10,000 per month. We will not establish a discount with respect to such optional cash purchases.

We may permit an initial investment and optional cash investments in amounts greater than $10,000, at our sole discretion pursuant to a Request for Waiver as described in Question 13, and may establish a discount ranging from 0% to 3% with respect to such optional cash purchases.

3.	What are the benefits and disadvantages of the Plan?

The primary benefits of participating in the Plan include:

•	You may automatically reinvest cash dividends on all or a portion of your holdings of our common shares in additional common shares.

•	You may also invest in common shares by making cash investments, subject to a minimum and maximum amount. You may make cash purchases at a minimum of $250 (initial) and $50 (monthly), and up to a maximum amount of $10,000 by check, one-time online bank debit or electronic transfer from a pre-designated U.S. bank account. You may make cash investments occasionally or at regular intervals. You may make cash investments even if you do not elect to participate in the Plan’s dividend reinvestment option. You may make cash purchases whether you currently own common shares or are a new investor.

•	You may make cash purchases in excess of the maximum amount of $10,000 upon our grant of a Request for Waiver, at our sole discretion (see Question 13).

•	The purchase price for newly issued common shares purchased directly from us either through dividend reinvestment or optional cash purchases granted following a Request for Waiver may be issued at a discount from the market price ranging from 0% to 3%.

•	Common shares purchased directly from us under the Plan will be issued without any per share fees. Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay.

•	Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares rounded to six decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional common shares, unless you specify otherwise.

•	You may direct the Plan Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements set forth in Question 24.

•	The Plan offers a “share safekeeping” service that allows you to deposit your common share certificates, if certificated, with the Plan Administrator at no cost (see Question 22). Your ownership of common shares purchased under the Plan will be maintained on the Plan Administrator’s records in uncertificated form as part of your Plan account.

•	You will receive periodic statements reflecting all current activity in your Plan accounts, including purchases, sales and latest balances, to simplify your record keeping.

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The primary disadvantages of participating in the Plan include:

•	Your investment in our common shares purchased under the Plan is not different from any investment in our common shares that you purchase outside of the Plan. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•	If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of common shares under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 33.

•	You will have limited control over the specific timing of purchases and sales (except for day limit order sales and good-til-canceled order sales) of common shares under the Plan. Because the Plan Administrator must receive funds for a cash purchase prior to the actual purchase date of the common shares, your investments may be exposed to changes in market conditions.

•	We may, in our sole discretion, without prior notice, change our determination as to whether common shares will be purchased by the Plan Administrator directly from us or through open market or privately negotiated purchases.

•	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you.

•	The composite volume weighted average price as calculated by Bloomberg at the close of trading on the purchase date, which we refer to as the VWAP, will be the purchase price for common shares purchased under the Plan and may exceed the price of acquiring common shares on the open market at any given time on the actual purchase date.

4.	Who is eligible to participate in the Plan?

The Plan is open to all U.S. residents. We reserve the right to terminate the participation of any stockholder.

5.	Can non-U.S. citizens participate in the Plan?

Yes. If you are not a U.S. citizen, you can participate in the Plan, provided there are no domestic or foreign laws or governmental regulations that would prohibit you from participating or domestic or foreign laws or governmental regulations that would affect the terms of the Plan.

6.	May I participate in the Plan if my shares are registered in “street” name?

If your common shares are registered in the name of a broker or nominee (“street name”), you must either have common shares transferred to your own name to participate in the Plan or you can make arrangements with your broker to participate on your behalf if such services are offered by your broker. You may follow the procedures described below for making your initial purchases of our stock through the Plan.

7.	How do I participate in the Plan?

You may enroll in the Plan at any time.

If you are already a stockholder of record, you may enroll in the Plan through the Plan Administrator’s website at www.computershare.com/investor, or by completing and signing an Enrollment Form and returning it to the Plan Administrator, which can be obtained by calling the Plan Administrator at 1-800-368-5948 (toll free). The form must then be mailed to the Plan Administrator at the address provided below (see Question 8).

If you are not an existing stockholder of record, you may enroll in the Plan in either of the following ways:

•	Visiting the Plan Administrator’s website at www.computershare.com/investor, and following the instructions provided for opening a Plan account online. You will be asked to complete an Online Enrollment Form and to submit an initial optional cash purchase between $250 and $10,000. To make an initial investment you may authorize a one-time online bank debit from your U.S. bank account or you may authorize a minimum of five (5) consecutive recurring monthly automatic deductions of at least $50 each from your U.S. bank account.

•	Completing and signing an Enrollment Form and submitting an initial investment in the amount between $250 and $10,000. To make an initial investment in this manner, you may enclose a check, payable in U.S. funds and drawn against a U.S. bank, to “Computershare,” or you may complete a direct debit authorization form and authorize a minimum of five consecutive recurring monthly automatic deductions of at least $50 each from your U.S. bank account and follow the instructions provided. Both the Enrollment Form and the Direct Debit Authorization Form can be obtained by calling the Plan Administrator at 1-800-368-5948 (toll free) or online at www.computershare.com/investor. Each form must then be mailed to the Plan Administrator at the address provided below (see Question 8).

New stockholders choosing to make their initial optional cash purchase through recurring automatic monthly deductions should note that the automatic monthly deductions will continue indefinitely beyond the initial investment unless the Plan Administrator is notified to discontinue such deductions. Please see Question 12 for further information on optional cash purchases.

The minimum initial investment for new stockholders is $250. Once you are a stockholder, the minimum monthly purchase amount is $50.

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If your completed Enrollment Form is received by the Plan Administrator by the next record date for the payment of dividends, then the dividends payable on your common shares held in your Plan account by the Plan Administrator on such record date will be used to purchase additional common shares.

If your completed Enrollment Form is not received by the Plan Administrator by the next record date for the payment of dividends, and if any of your common shares are not properly recorded in your Plan account by that date, the automatic reinvestment of your dividends will not start until the next following dividend payment is made by us.

Any optional cash payments submitted by you, whether as an initial investment or a subsequent investment, will, upon completion of your enrollment in the Plan, be invested as described in Question 12.

8.	Who administers the Plan?

The Plan is administered by Computershare Trust Company, N.A., which performs many of the ministerial tasks required in connection with the Plan, such as:

•	holding common shares for the Plan in its name or the name of its nominee;

•	corresponding with Plan participants;

•	distributing the Plan prospectus, Enrollment Forms and other documents;

•	maintaining accounts for participants;

•	providing statements of account to participants on a regular basis;

•	effecting stock and cash withdrawals by participants and terminations by participants;

•	processing proxy materials for common shares held under the Plan;

•	collecting and holding voluntary cash payments by participants; and

•	if purchases are to be made on the open market, funding such trades to the broker who will effect the purchases.

All transaction requests and inquiries should be sent to:

Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77842-3170

Telephone: 1-800-368-5948 (Toll free and inside the U.S. and Canada)

1-781-575-4223 (Outside the U.S. and Canada)

Web: www.computershare.com/investor

9.	What does it cost to participate?

Your costs for participating in the Plan are as follows:

•	If common shares are purchased directly from us, you will not be charged any service or per share fees.

•	If common shares are purchased on behalf of the Plan in open-market transactions, you will be charged a per share fee of $0.05 for each share purchased. The decision regarding whether shares of our stock will be purchased directly from us or on the open market will be made by us in our sole discretion.

•	If you sell your common shares via a batch order sale through the Plan, you will be charged a service fee of $15 per sale and a per share of $0.12 for each share sold. If you sell your common shares via a market order sale, a day limit order sale or a good-til-canceled (GTC) order sale through the Plan, you will be charged a service fee of $25 per sale and a per share fee of $0.12 for each share sold.

•	An additional fee of $15 will be charged if the assistance of a Customer Service Representative is required when selling your shares through the Plan.

•	Inquiries by you or on your behalf that require our personnel to research non-current records (such as requests for prior year account statements) will be subject to a research charge at a rate of $25 per hour. Research time will be recorded in fifteen minute increments.

Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee. The fee structure is subject to change. If there are changes in the fee structure, we will notify participants in advance of the effective date of the changes.

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10.	What are the dividend payment options?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends paid on your common shares. Your preference should be indicated on the Enrollment Form. If you complete and return an Enrollment Form without selecting one of these three options, all of your dividends will be automatically reinvested in our common shares.

Full Dividend Reinvestment. You may elect to reinvest all of your cash dividends by designating your election on your Enrollment Form. Dividends paid on all shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends.

Partial Dividends Paid in Cash . You may elect to receive part of your dividends in cash by designating your election on your Enrollment Form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares.

All Dividends Paid in Cash (No Dividend Reinvestment). You may elect to receive all of your dividends in cash by designating your election on your Enrollment Form. Dividends paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash. Dividends paid in cash will be sent to you by check or by direct deposit (as you may elect) in the manner in which such dividends are sent to stockholders of the Company.

11.	If I reinvest dividends, will I still owe taxes on the amount reinvested?

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service, which we refer to as the IRS. You will be treated for federal income tax purposes as having received a dividend on the related date of purchase of common shares under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 33.

12.	How are optional cash purchases made?

New investors may make an initial cash purchase when enrolling in the Plan in either of the following ways:

•	Visiting the Plan Administrator’s website at www.computershare.com/investor, and following the instructions provided for opening a Plan account online. You will be asked to complete an Online Enrollment Form and to submit an initial optional cash purchase between $250 and $10,000. To make an initial investment you may authorize a one-time online bank debit from your U.S. bank account or you may authorize a minimum of five (5) consecutive recurring monthly automatic deductions of at least $50 each from your U.S. bank account.

•	Completing and signing an Enrollment Form and submitting an initial investment in the amount between $250 and $10,000. To make an initial investment in this manner, you may enclose a check, payable in U.S. funds and drawn against a U.S. bank, to “Computershare,” or you may complete a direct debit authorization form and authorize a minimum of five consecutive recurring monthly automatic deductions of at least $50 each from your U.S. bank account and follow the instructions provided.

The minimum initial investment is $250, and the maximum initial investment is $10,000. New stockholders choosing to make their initial optional cash purchase through recurring automatic monthly deductions should note that the automatic monthly deductions will continue indefinitely beyond the initial investment unless the Plan Administrator is notified to discontinue such deductions.

As a Plan participant, you may also make optional cash purchases of our common shares. The minimum cash purchase accepted per transaction (after your initial enrollment) is $50 per calendar month, and you may make purchases up to a maximum of $10,000 per calendar month unless we grant a Request for Waiver. The purchase, less any applicable fees as set forth in Question 9, will be applied toward the purchase of shares for your account on the applicable Purchase Date (see Question 15).

You may make optional cash purchases by choosing among the following three options:

•	Check Investment. You may make optional cash payments by sending to the Plan Administrator a check for the purchase of additional shares. The check must be made payable to “Computershare” in U.S. dollars and drawn on a U.S. bank. If you are not in the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. The Plan Administrator will not accept cash, money orders, traveler’s checks or third party checks. All checks should be sent to the Plan Administrator at the address listed on the tear-off form section attached to each account statement you receive, or if making an investment when enrolling, with your Enrollment Form.

•	Online Investment. At any time, participants may make optional cash investments through the Plan Administrator’s website, www.computershare.com/investor, by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

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•	Recurring Automatic Investment from a U.S. Bank Account. As an alternative to sending checks, you may elect to have funds automatically withdrawn from your checking or savings account at a U.S. bank. You may elect the recurring automatic deduction option by completing and signing a direct debit authorization form and returning this form to the Plan Administrator, together with a voided blank check or savings account deposit slip for the bank account from which the funds are to be withdrawn. Additional direct debit authorization forms are available through the Plan Administrator. You may also enroll online through www.computershare.com/investor. Your direct debit authorization forms will be processed and will become effective as promptly as practical. You should allow four to six weeks for the first investment to be initiated using this automatic deduction feature. Once automatic deductions begin, funds will be withdrawn from your bank account on either the ninth day of each month or the next business day if the ninth is not a business day, and will be invested on the applicable Purchase Date (see Question 15). Recurring automatic investments will continue at the level you set until you instruct the Plan Administrator otherwise. You may change the amount of money or terminate automatic deductions by either calling the Plan Administrator directly at 1-800-368-5948 (toll free) or by completing and submitting to the Plan Administrator a new direct debit authorization form or online at www.computershare.com/investor. To be effective for a particular investment date, the Plan Administrator must receive your new instructions at least six business days before the applicable Purchase Date (see Question 15).

Your cash purchases may be commingled by the Plan Administrator with dividends and with other participants’ cash purchases for the purpose of buying common shares. You cannot specify the prices or timing of purchases, select the broker or dealer through or from whom purchases are to be made or make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time.

13.	How do I make optional cash investments in excess of $10,000 per month (Requests for Waiver)?

Investments in excess of $10,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $10,000, which we refer to as a Request for Waiver. We expect to receive Requests for Waiver from financial intermediaries, including brokers and dealers, and other participants from time to time, and do not expect Requests for Waivers in amounts less than $1,000,000.

We have the sole discretion to approve, reduce or reject any Request for Waiver, in whole or in part, based on any criteria that we deem relevant, including the following:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common shares as compared to other sources of funds; and

•	the purchase price likely to apply to any sale of our common shares.

We will decide whether to approve a submitted Request for Waiver within three business days of the receipt of the request. If you do not receive a response from us in connection with your request during that period, you should assume that we have denied your request.

If a request is approved, funds must be received by the Plan Administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the applicable Pricing Period, as described below. We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. To obtain a Request for Waiver form or additional information, a participant may call us at (410) 427-1700. Completed request forms should be electronically submitted directly to us at “Attn: DSPP Waiver Request” at waiver.request@omegahealthcare.com or such other address for delivery as we may establish from time to time.

Purchase Price of Shares for Optional Cash Investments in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a Threshold Price and a Waiver Discount, as more fully described below. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a “Pricing Period,” which will generally consist of one to 15 consecutive separate trading days on the NYSE, to be determined at our discretion. Each of these separate trading days will be a “Purchase Date,” and an equal proportion of your optional cash investment will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The “Purchase Price” for shares acquired on a particular Purchase Date will be equal to 100% (subject to change as provided below) of VWAP, rounded to four decimal places, of our common shares obtained from Bloomberg for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date. For example, if a cash investment of $1,000,000 is made pursuant to an approved Request for Waiver, and the Pricing Period consists of ten trading days, there would be ten separate investments, each for $100,000, beginning on the Pricing Period commencement date and continuing for ten trading days. The number of shares purchased for each Purchase Date would be calculated by dividing the proportionate amount of the approved waiver request amount, in this example $100,000, by the VWAP obtained from Bloomberg, LP, rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date, less any Waiver Discount. Plan shares will not be available to Plan participants until the conclusion of each Pricing Period or investment, unless we activate the Continuous Settlement Feature (as described below).

The Plan Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of common shares on each Purchase Date of the applicable Pricing Period.

Threshold Price. For any given Pricing Period, we may establish a minimum price, or “Threshold Price,” applicable to optional cash purchases made pursuant to a Request for Waiver. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the VWAP, rounded to four decimal places, of our common shares obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the VWAP is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of our common shares are made on the NYSE. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the Pricing Period Extension Feature for the Pricing Period (as described below).

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Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the “Pricing Period Extension Feature” which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common shares reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common shares were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the Pricing Period Extension Feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Purchase Dates in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

Continuous Settlement Feature. If we elect to activate the Continuous Settlement Feature, shares will be available to participants within three business days of each Purchase Date beginning on the first trading day in the applicable Pricing Period and ending on the final trading day in the applicable Pricing Period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the Continuous Settlement Feature at the time of the Request for Waiver form acceptance.

Return of Unsubscribed Funds. We will return a portion of each optional cash investment, provided the total optional cash investment is in excess of $10,000, for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of our common shares are reported on the NYSE, which we refer to as unsubscribed funds. Any unsubscribed funds will be returned within three business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days on which the Threshold Price was not met compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10 day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000. Setting a Threshold Price for a particular Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period.

Waiver Discount. We may establish a discount from the market price applicable to optional cash investments in excess of $10,000 made pursuant to a Request for Waiver. This discount, which we also refer to as the “Waiver Discount,” may be between 0% and 3% of the purchase price and may vary for each Pricing Period and for each optional cash investment.

The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds, current and projected capital needs and other factors that we determine in our sole discretion. Setting a Waiver Discount for a particular Pricing Period shall not affect the setting of a Waiver Discount for any other Pricing Period. The Waiver Discount will apply only to optional cash investments of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discount will apply to the entire optional cash investment and not just the portion of the optional cash investment that exceeds $10,000.

14.	What is the source of our common shares purchased through the Plan?

Shares will be purchased by the Plan Administrator:

•	directly from us—either in the form of newly issued shares or treasury shares;

•	from parties other than us, through open market transactions; or

•	using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

We may also, without prior notice to participants, change our determination as to whether common shares will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions.

Share purchases in the open market may be made on any stock exchange where our common shares are traded or in privately negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither Omega nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator and no one, other than the Plan Administrator, may select the broker or dealer through or from whom purchases are to be made.

We presently expect that most shares will be purchased directly from us in the form of either newly issued shares or treasury shares.

15.	When will shares be purchased under the Plan?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases common shares for the Plan, as described below.

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Dividend Reinvestments. If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding NYSE trading days necessary to complete the order). If the dividend payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a NYSE trading day, the next NYSE trading day) and ending no later than 30 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this Plan as a dividend record date.

Initial and Optional Cash Investments up to and including $10,000. If the Plan Administrator acquires shares directly from us, then the Purchase Date for cash investments up to and including $10,000 will be on the 15th calendar day of each month, or the next NYSE trading day if the 15th day is not a NYSE trading day. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common shares in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the 15th calendar day of each month, or if the 15th day is not a NYSE trading day, the next NYSE trading day) and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Optional cash investments made by check must be received by the Plan Administrator on or before the business day prior to the next Purchase Date (as described in this Question 15). No interest will be paid on payments received and held pending investment by the Plan Administrator.

Initial and optional cash investments received after the applicable investment date deadline will be applied to purchase shares on the following Purchase Date. The Plan Administrator will commingle all funds received from participants. Once you have placed your order, you may only request a cash refund or otherwise change your order if your request is received by the Plan Administrator at least 2 business days prior to any Purchase Date. No interest will be paid on funds pending investment held by the Plan Administrator.

Initial and Optional Cash Investments in Excess of $10,000. The Purchase Dates for optional cash purchases in excess of $10,000 per month are discussed in Question 13.

16.	At what price will shares be purchased?

The price of shares for dividend reinvestment will be determined as follows:

•	If the shares are purchased in the open market, the Plan Administrator may combine a Participant’s funds with funds of other Participants and generally will batch purchase types (cash dividends and optional cash investments) for separate execution by its broker. At the Plan Administrator’s discretion, these batches may be combined and executed by its broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of our common stock, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of our common stock purchased for each Participant’s account, whether purchased with reinvested cash dividends, with initial cash investments or with optional cash investments, shall be the weighted average price of the specific batch for shares of our common stock purchased by the Plan Administrator’s broker on that investment date.

•	If the shares are purchased from us, the purchase price will be the VWAP price obtained from Bloomberg, rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date, less any discount.

The price of shares for optional cash purchases of less than $10,000 will be determined as follows:

•	If the shares are purchased in the open market, the Plan Administrator may combine a Participant’s funds with funds of other Participants and generally will batch purchase types (cash dividends and optional cash investments) for separate execution by its broker. At the Plan Administrator’s discretion, these batches may be combined and executed by its broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of our common stock, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of our common stock purchased for each Participant’s account, whether purchased with reinvested cash dividends, with initial cash investments or with optional cash investments, shall be the weighted average price of the specific batch for shares of our common stock purchased by the Plan Administrator’s broker on that investment date.

•	If the shares are purchased from us, the purchase price will be the VWAP price obtained from Bloomberg, rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date.

The purchase price for optional cash investments in excess of $10,000 per month is discussed in Question 13.

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17.	Will fractional shares be purchased?

If any dividend or optional cash investment is not sufficient to purchase a whole share, a fractional share equivalent will be credited to your Plan account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

18.	How are payments with “insufficient funds” handled?

In the event that any check, electronic funds transfer or other deposit is returned unpaid for any reason or your pre-designated U.S. bank account does not have sufficient funds for a recurring automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void. The Plan Administrator will immediately remove from your Plan account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 charge for any check, electronic funds transfer or other deposit that is returned unpaid by your bank. This fee will be collected by the Plan Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

19.	Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

20.	Who will hold the additional shares purchased through the Plan?

Shares purchased through the Plan are held in safekeeping in book-entry form on the Plan Administrator’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

21.	Will stock certificates be issued for shares held under the Plan?

The Plan Administrator will not issue certificates for shares that you purchase under the Plan. Your account statement will show the number of shares credited to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates evidencing shares.

22.	May I add my physical Omega common shares to my Plan account for safekeeping?

You may send all common stock certificates that you hold to the Plan Administrator for safekeeping. The safekeeping of share certificates offers the advantage of protection against loss, theft or destruction of certificates as well as convenience if and when shares are sold through the Plan. All shares represented by certificates will be kept for safekeeping and credited to your Plan account in “book-entry” form and combined with any full and fractional shares then held by the Plan for you. If you wish to deposit certificates for your common shares, you must mail them along with a request to the Plan Administrator to hold your certificates for safekeeping. The certificates should not be endorsed. Any certificates sent to the Plan Administrator should be sent registered or certified mail, return receipt requested and properly insured, as you bear the risk for certificates stolen or lost in transit.

23.	How may I sell shares I hold through the Plan?

You have four choices when making a sale, depending on how you submit your sale request, as follows:

•	Market Order. A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at 1-800-368-5948 (toll free). Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at 1-800-368-5948 (toll free). If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price with respect to each market order will be the market price for such order obtained by the Plan Administrator’s broker, less a transaction fee of $25 per sale and a per share fee of $0.12 for each share sold.

•	Batch Order. A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. The Plan Administrator will seek to sell shares in round lot (100 shares) transactions. For this purpose the Plan Administrator may combine each selling Plan participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a transaction fee of $15 per sale and a per share fee of $0.12 for each share sold.

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•	Day Limit Order. A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-368-5948 (toll free). Each day limit order sale will incur a transaction fee of $25 per sale and a per share fee of $0.12 for each share sold.

•	Good-Til-Cancelled (GTC) Limit Order. A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-368-5948 (toll free). Each GTC limit order sale will incur a transaction fee of $25 per sale and a per share fee of $0.12 for each share sold.

Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. The Plan Administrator may, for various reasons, require a sales request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. All sales requests processed over the telephone will entail an additional fee of $15 if the assistance of a Customer Service Representative is required when selling shares.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

If you elect to sell shares online at www.computershare.com/investor through the Investor Centre, you may utilize the Plan Administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, to which you must agree online.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, if you elect to sell shares through the Plan Administrator, you will not have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and only the Plan Administrator will select the broker(s) or dealer(s) through or from whom sales are to be made.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account. You may be charged a fee by your broker.

24.	Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call the Plan Administrator at 1-800-368-5948 (toll free) for complete transfer instructions. You may also obtain information about transferring your shares through the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide. You may transfer shares to new or existing Omega stockholders. You may not transfer fractional shares unless you are transferring all of your shares.

25.	I have just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please visit the Plan Administrator’s website at www.computershare.com/investor, call the Plan Administrator at 1-800-368-5948 (toll free) or write to the Plan Administrator at the address provided in Question 8.

26.	How may I modify or close my Plan account?

Changing Dividend Options. You may change dividend options by visiting the Plan Administrator’s website at www.computershare.com/investor, calling the Plan Administrator at 1-800-368-5948 (toll free) or writing to the Plan Administrator at the address provided above (see Question 8). To be effective for a specific dividend, the Plan Administrator must receive any change before the record date for such dividend.

Stopping Dividend Reinvestment. You may stop a reinvestment of cash dividends at any time by visiting the Plan Administrator’s website at www.computershare.com/investor, calling the Plan Administrator at 1-800-368-5948 (toll free) or writing to the Plan Administrator at the address provided above (see Question 8). If notice to stop dividends is received near a record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Participant. If such dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to the Participant, less any applicable fees. After processing your request to stop s dividend reinvestment, any shares credited to your account under the Plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares you hold in share certificate form, will be paid in cash by check or by direct deposit, as you may elect.

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Closing your Plan account. You may discontinue your participation in the Plan at any time by visiting the Plan Administrator’s website at www.computershare.com/investor, calling the Plan Administrator at 1-800-368-5948 (toll free) or writing to the Plan Administrator at the address provided above (see Question 8). Upon receipt, the Plan Administrator, in accordance with your instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in your Plan account, but continue to hold whole shares in book entry form on your behalf and issue a cash payment for any cash in lieu of a fractional share less applicable fees; (b) transfer to you the whole shares credited to your Plan account into a book-entry Direct Registration System account and issue a cash payment for any cash in lieu of a fractional share less applicable fees; or (c) sell the whole shares credited to your Plan account as described in Question 23 and issue a cash payment for the proceeds plus any cash in lieu of a fractional share, less applicable fees. If notice to close your Plan account is received near a record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Participant. If such dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to the Participant, less any applicable fees.

27.	Are there any other limits on the purchase of common shares under the Plan?

Our charter restricts the number of shares that may be owned by stockholders. Generally, for us to qualify as a REIT under the Internal Revenue Code, which we refer to as the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities and constructive ownership among specified family members) at any time during the last half of a taxable year. The shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year. In order to maintain our qualification as a REIT, our charter contains restrictions on the acquisition of shares intended to ensure compliance with these requirements.

Our charter generally provides that any person (not just individuals) holding more than 9.8% in number of shares or value, of the outstanding shares of any class or series of our common shares or preferred shares, which we refer to as the Ownership Limit, may be subject to forfeiture of the shares owned in excess of the Ownership Limit. We refer to the shares in excess of the Ownership Limit as Excess Shares. The Excess Shares may be transferred to a trust for the benefit of one or more charitable beneficiaries. The trustee of that trust would have the right to vote the voting Excess Shares, and dividends on the Excess Shares would be payable to the trustee for the benefit of the charitable beneficiaries. Holders of Excess Shares would be entitled to compensation for their Excess Shares, but that compensation may be less than the price they paid for the Excess Shares. Persons who hold Excess Shares or who intend to acquire Excess Shares must provide written notice to us.

28.	What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable fees, as well as any activity associated with share deposits, transfers or withdrawals. The statement will also include specific cost basis information in accordance with applicable law. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify the Plan Administrator promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common shares, such as our annual reports and proxy statements. You will also receive any IRS information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

29.	What if Omega issues a share dividend or declares a share split or rights offering?

Any share dividends or split shares distributed by us to you will be based on both the common shares registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such share dividend or share split shares will be added to your Plan account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Plan account. Any transactions under the Plan may be curtailed or suspended until the completion of any share dividend, share split or other corporate action.

30.	How do I vote my Plan shares at stockholders’ meetings?

In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other stockholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders’ meeting.

31.	Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time in our sole discretion. All participants will receive notice following any such suspension, modification or termination. Amendments may include our appointment of a successor Plan Administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share, less any applicable fees.

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The Plan Administrator also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any applicable fees, and your account will be closed.

32.	What are the responsibilities of Omega and the Plan Administrator under the Plan?

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased or (2) with respect to the prices or times at which shares are purchased or sold for you. The Plan Administrator will have no liability for failed executions due to reasons beyond the Plan Administrator control.

You should recognize that neither Omega nor the Plan Administrator can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common shares. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

33.	What are the material federal income tax consequences of participating in the Plan?

The following is a brief summary of the material U.S. federal income tax consequences of participation in the Plan as of the date of this document. This summary, however, does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax and other advisors for information about your specific situation. This summary does not address the tax implications of your ownership of common shares of a REIT, including the effect of distributions made in respect of such shares. A more detailed discussion of the federal taxation of us and our stockholders is provided in our annual report on Form 10-K for the year ended December 31, 2015.

In addition to reading the following brief summary, please also review “Material U.S. Federal Income Tax Considerations,” for more information regarding the U.S. federal income tax consequences of participation in the Plan.

Amounts Treated as a Distribution.

•	A participant who participates in the dividend reinvestment feature of the Plan will be treated for federal income tax purposes as having received a distribution in an amount equal to the sum of (a) the fair market value of the shares acquired directly from us with reinvested dividends (such value being determined on the date the shares were acquired with reinvested dividends), (b) any cash distributions received by the Plan Administrator for the purpose of acquiring additional shares on your behalf, and (c) any cash distributions received by you with respect to common shares not included in the Plan.

•	A participant who participates in the dividend reinvestment feature of the Plan and makes an optional cash purchase of common shares under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant.

•	The IRS has indicated in private letter rulings (which are applicable only to the taxpayer to whom the ruling is issued) that a taxpayer who does not participate in the dividend reinvestment feature of the Plan and only makes an optional cash purchase of common stock under the Plan will not be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the taxpayer.

•	To the extent that we pay per share fees with respect to any open market or privately negotiated purchases made with reinvested dividends or optional cash purchases by the Plan Administrator, participants will be treated as receiving their proportionate amount of the commissions as distributions in addition to the amounts described above. Plan administrative costs paid by us, however, should not result in a constructive distribution to Plan participants. Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay.

•	The total amount of your distributions will be reported to you and to the IRS on the appropriate tax form shortly after the end of each year.

Character of Distributions.

•	The amounts treated as distributions to stockholders as described above constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a “capital gain” dividend and except in other limited circumstances).

•	To the extent distributions are in excess of our earnings and profits, the distributions will be treated first as a tax-free return of capital to the extent of your tax basis in our common shares and, to the extent in excess of your basis, will be taxable as a gain realized from the sale of your common shares.

•	Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction.

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•	Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally are not “qualified dividend income” and will continue to be taxed as ordinary income up to the maximum applicable rate and investment income surtax.

Tax Basis and Holding Period of Shares Acquired Pursuant to the Plan.

•	Your tax basis in common shares acquired directly from us with reinvested cash distributions under the Plan will be equal to the fair market value of such shares as of the date of distribution. Your tax basis in additional common shares acquired under the Plan with optional cash investments should be equal to the amount of such optional cash investments plus the amount, if any, treated as a distribution to you. Your tax basis in common shares purchased on your behalf by the Plan Administrator in the open market or privately negotiated transactions will be equal to the cost of such shares plus your proportionate amount of per share fees paid by us in connection with such purchase.

•	Your holding period for common shares acquired with reinvested cash distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash investments or are purchased with reinvested cash distributions by the Plan Administrator on your behalf, the holding period will commence on the day after the date of purchase.

Effect of Withholding Requirements.

•	Under certain conditions, we or the Plan Administrator may be required to deduct as “backup withholding” twenty-eight percent (28%) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan.

•	Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common shares held in your account.

•	Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.

Foreign Stockholder Participation.

•	If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that backup withholding as described above does not apply to you.

•	You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence.

•	If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in common shares will be credited to your account.

34.	Can I pledge my Plan shares?

You may not pledge or assign book-entry shares held in your Plan account.

35.	Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all of your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell—both as to timing and pricing terms and related expenses—or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

Other important factors and risks are identified in Question 36 and in the section of this prospectus entitled “Risk Factors.” You are encouraged to review these risk factors carefully.

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36.	What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•	There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•	The Purchase Price for shares purchased or sold under the Plan will vary. The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date, or sale date, as appropriate.

•	We may not be able to pay dividends. In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our stockholders.

•	You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•	The market price for our common shares varies, and you should purchase shares for long-term investment only. Although our common shares currently are traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common shares. Even if there is an active trading market for our common shares, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common shares.

Other important factors and risks are identified in the section of this prospectus titled “Risk Factors.” You are encouraged to review these risk factors carefully.

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USE OF PROCEEDS

Unless otherwise indicated by us from time to time, we intend to use the net proceeds from any sale of common shares for general business purposes. We have no basis for estimating either the number of common shares that will be ultimately purchased directly from us, if any, under the Plan or the prices at which such common shares will be sold. If the Plan Administrator purchases common shares in the open market under the Plan, we will not receive any proceeds.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The charter and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said act and will be governed by the final adjudication of such issue.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax considerations applicable to participation in the Plan, which is for general information only and is not tax advice. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change. We have not received, nor do we intend to seek, a private letter ruling from the IRS regarding the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor (including insurance companies, tax-exempt organizations, entities treated as pass-through entities for U.S. federal income tax purposes, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that is subject to special treatment under the federal income tax laws.

This summary does not address tax considerations regarding our taxation as a REIT or your ownership and disposition of common shares of a REIT. A more detailed discussion of the federal taxation of us and our stockholders is provided in our annual report on form 10-K for the year ended December 31, 2015, or in later documents incorporated by reference.

Amounts Treated as a Distribution.

Although the treatment of dividend reinvestment programs is not entirely clear, if you participate in the dividend reinvestment program under the Plan, it is expected that you will be treated for federal income tax purposes as having received a distribution in an amount equal to the sum of (a) the fair market value of the shares on the date the shares were acquired directly from us with reinvested dividends, (b) any cash distributions received by the Plan Administrator for the purpose of acquiring additional shares on your behalf, and (c) any cash distributions received by you with respect to common shares not included in the Plan. When shares are purchased directly from us, the amount of the distribution treated as received by you will be the fair market value of the shares on the dividend reinvestment date, even if you acquired such shares at a discount. When shares are purchased by the Plan Administrator on your behalf, the amount of the distribution treated as received by you will be an amount equal to the cash distribution received by the Plan Administrator for the purchase of such shares.

A participant who participates in the dividend reinvestment feature of the Plan and makes an optional cash purchase of common stock under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. Any distributions which the participant is treated as receiving in connection with the optional cash purchase would be taxable income or gain or would reduce his or her basis in common stock, or some combination thereof, under the rules described below. The IRS has indicated in private letter rulings that a participant who does not participate in a dividend reinvestment feature of a plan and only makes an optional cash purchase of common stock under the plan will not be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. Although private letter rulings may provide some indication of the view of the IRS with respect to a particular tax issue, private letter rulings only may be relied upon by the taxpayer to whom the private letter ruling is issued.

Under the Plan, we will bear Plan administrative costs related to the acquisition of, but not the sale of, shares of our common stock under the Plan. Plan administrative costs paid by us should not result in a constructive distribution to Plan participants. Per share fees paid by a corporation with respect to open market or privately negotiated purchases on behalf of participants in a dividend reinvestment plan or pursuant to the optional cash purchase features of a plan are generally treated as constructive distributions to the participants, and the payment of these fees is generally subject to income tax in the same manner as distributions. Accordingly, to the extent that we pay any per share fees with respect to any open market or privately negotiated purchases made with reinvested dividends or optional cash purchases by the Plan Administrator, participants will be treated as receiving their proportionate amount of the per share fees as distributions in addition to the amounts described above. Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay.

The total amount of your distributions will be reported to you and to the IRS on the appropriate tax form shortly after the end of each year.

Character of Distributions.

The amounts treated as distributions to stockholders as described above constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a “capital gain” dividend and except in other limited circumstances). To the extent distributions are in excess of our earnings and profits, the distributions will be treated first as a tax-free return of capital to the extent of your tax basis in our common shares and, to the extent in excess of your basis, will be taxable as a gain realized from the sale of your common shares. Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction.

Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally are not “qualified dividend income” and will continue to be taxed as ordinary income up to the maximum applicable rate.

However, the tax rates applicable to capital gains may apply to our distributions to the extent:

(i)       designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions generally continue to be subject to tax at a 25% rate);

(ii)       attributable to dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; and

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(iii)       attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

Tax Basis and Holding Period of Shares Acquired Pursuant to the Plan.

Your tax basis in common shares acquired directly from us with reinvested dividends under the Plan will be equal to the fair market value of such shares as of the date of distribution. Your tax basis in common shares purchased on your behalf by the Plan Administrator in the open market or privately negotiated transactions will be equal to the cost of such shares plus your proportionate amount of commissions paid by us in connection with such purchase.

Your tax basis in additional common shares acquired under the Plan with optional cash investments should be equal to the sum of the amount of such optional cash investments, the amount, if any, treated as a distribution to you resulting from the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant and your proportionate amount of commissions paid by us in connection with such purchase.

Your holding period for common shares acquired with reinvested cash distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash investments or are purchased with reinvested cash distributions in the open market or in privately negotiated transactions, the holding period will commence on the day after the date of purchase.

Receipt of Shares Previously Credited to Your Plan Account.

You will not recognize gain or loss for U.S. federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

Effect of Withholding Requirements.

We or the Plan Administrator may be required to deduct as “backup withholding” on all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. The applicable backup withholding rate is 28% as of the date of this prospectus. The backup withholding rate may change in the future. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common shares held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number (TIN); (b) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report all taxable interest and dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.

Medicare Tax.

A 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will including dividends on Omega’s stock and capital gains from the sale or other disposition of Omega’s stock.

Foreign Stockholder Participation.

If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that backup withholding as described above does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in common shares will be credited to your account.

FOR FURTHER INFORMATION AS TO THE TAX CONSEQUENCES TO PARTICIPANTS IN THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR. THE ABOVE DISCUSSION IS BASED ON FEDERAL INCOME TAX LAWS IN EFFECT AS OF THE DATE HEREOF. ALL PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT OF ANY FUTURE LEGISLATIVE PROPOSALS OR LEGISLATION ENACTED AFTER THE DATE OF THIS PROSPECTUS.

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PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common shares in open market transactions, we will sell directly to the Plan Administrator the common shares acquired under the Plan. The shares, including shares acquired pursuant to Request for Waiver forms, may be resold in market transactions on any national securities exchange on which our common shares trade or in privately negotiated transactions. Our common shares currently are listed on the NYSE.

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the $10,000 allowable maximum pursuant to Request for Waiver forms on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a Request for Waiver form, we may consider relevant factors including, among other things those factors discussed in Question 13.

We may sell common shares through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to Request for Waiver forms.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. You will pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby has been passed upon for us by Bryan Cave LLP, Atlanta, Georgia. In addition, Bryan Cave LLP, Atlanta, Georgia, has passed upon certain federal income tax matters.

EXPERTS

The consolidated financial statements of Omega Healthcare Investors, Inc. appearing in Omega Healthcare Investors, Inc.'s Current Report on Form 8-K filed with the Commission on June 30, 2016 (including schedules appearing therein), and the effectiveness of Omega Healthcare Investors, Inc.'s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included in the Current Report on Form 8-K filed with the Commission on June 30, 2016 with respect to the consolidated financial statements and schedules and in Omega Healthcare Investors, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015 with respect to the effectiveness of internal control over financial reporting, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at www.sec.gov, as well as on our website at www.omegahealthcare.com. You may inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein, and our web address is included as an inactive textual reference only.

This prospectus constitutes part of a registration statement on Form S-3 filed by Omega Healthcare Investors, Inc. under the Securities Act. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information regarding Omega Healthcare Investors, Inc., investors should refer to the registration statement and its exhibits. The full registration statement can be obtained from the SEC as indicated above.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by the Company in connection with the offering of the securities registered. All amounts are estimates except for the registration fee.

SEC Registration Fee	$61,719.65
Accounting Fees and Expenses	15,000.00
Legal Fees and Expenses	35,000.00
Printing and Filing Expenses	7,500.00
Miscellaneous	10,780.35
Total	$130,000.00

Item 15.	Indemnification of Directors and Officers

The charter and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the indemnification provisions of Section 2-418, or the charter, bylaws, a resolution of the board of directors of the corporation or an agreement approved by the board of directors). In addition, a director may not be indemnified under Section 2-418 in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct. A director or officer who has been successful on the merits or otherwise, in the defense of any proceeding referred to above shall be indemnified against any reasonable expenses incurred by the director or officer in connection with the proceeding. As noted below, the SEC may limit the corporation’s obligation to provide this indemnification.

The registrant has also entered into indemnity agreements with the officers and directors of the registrant that provide that the registrant will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the registrant. Once an initial determination is made by the registrant that a director or officer did not act in bad faith or for personal benefit, the indemnification provisions contained in the charter, bylaws, and indemnity agreements would require the registrant to advance any reasonable expenses incurred by the director or officer, and to pay the costs, judgments, and penalties determined against a director or officer in a proceeding brought against them.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 16.	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index that immediately precedes such exhibits and is hereby incorporated by reference.

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Item 17.	Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       [intentionally reserved]

(5)       That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)       If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)       That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on this 4th day of January, 2017.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C. Taylor Pickett
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto either of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 4, 2017.

Signature	Position

/s/ C. Taylor Pickett		January 4, 2017
C. Taylor Pickett	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Robert O. Stephenson		January 4, 2017
Robert O. Stephenson	Chief Financial Officer (Principal Financial Officer)
/s/ Michael D. Ritz		January 4, 2017
Michael D. Ritz	Chief Accounting Officer (Principal Accounting Officer)
/s/ Bernard J. Korman		January 4, 2017
Bernard J. Korman	Chairman of the Board of Directors

/s/ Craig M. Bernfield		January 4, 2017
Craig M. Bernfield	Director

/s/ Norman Bobins		January 4, 2017
Norman Bobins	Director

/s/ Craig R. Callen		January 4, 2017
Craig R. Callen	Director

/s/ Barbara B. Hill		January 4, 2017
Barbara B. Hill	Director

/s/ Harold J. Kloosterman		January 4, 2017
Harold J. Kloosterman	Director

/s/ Edward Lowenthal		January 4, 2017
Edward Lowenthal	Director

/s/ Ben W. Perks		January 4, 2017
Ben W. Perks	Director

/s/ Stephen D. Plavin		January 4, 2017
Stephen D. Plavin	Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Bryan Cave LLP regarding the legality of the securities being registered.
8.1	Opinion of Bryan Cave LLP regarding certain tax matters.
23.1	Consent of Ernst & Young LLP with respect to the audited financial statements of Omega Healthcare Investors, Inc.
23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1 and Exhibit 8.1).
24.1	Power of Attorney of the registration statement (included on signature page).